Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Sound Financial Bancorp, Inc., of our report dated March 27, 2018, relating to the consolidated financial statements of Sound Financial Bancorp, Inc. and Subsidiary, which report appears in the Form 10-K of Sound Financial Bancorp, Inc. and Subsidiary for the year ended December 31, 2017.

/s/ Moss Adams LLP

Everett, Washington
June 8, 2018